UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 5, 2010

Date of earliest event reported: December 31, 2009

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

(Address of principal executive offices, including zip code)

+353 41 685 6983

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, on September 23, 2009, Warner Chilcott plc (the “Company”) and LEO Pharma A/S (“LEO”) entered into a definitive asset purchase agreement pursuant to which LEO paid the Company $1.0 billion in cash in order to terminate the Company’s exclusive license to distribute DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to the Company’s distribution of these products in the United States (the “LEO Transaction”). On the same date, and in connection with the LEO Transaction, the Company and LEO also entered into a distribution agreement (the “Distribution Agreement”) pursuant to which the Company agreed to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, and to purchase inventories of DOVONEX and TACLONEX from LEO. On December 31, 2009, the parties entered into an amendment to the Distribution Agreement pursuant to which the Company agreed to extend the termination date under the Distribution Agreement from December 31, 2009 until September 23, 2010 (unless earlier terminated by the Company upon 30 days prior written notice). As a result, until the Distribution Agreement is terminated, the Company will continue to distribute DOVONEX and TACLONEX on behalf of LEO for a distribution fee and may purchase inventories of DOVONEX and TACLONEX from LEO. The Company will continue to record revenue and cost of sales related to the LEO products until the Distribution Agreement is terminated. In addition, a portion of the $68.9 million gain relating to certain inventories as of September 23, 2009 resulting from the LEO Transaction, will be recognized as part of pre-tax income in 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/S/ PAUL HERENDEEN
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: January 5, 2010